EXHIBIT 99.1
Another step on the path to success
FOR IMMEDIATE RELEASE

Media Contact:	Cheryl Lipp
(513) 979-5797
cheryl.lipp@bankatfirst.com

Analyst Contact:	J. Franklin Hall
(513) 979-5770
frank.hall@bankatfirst.com
First Financial Bancorp Reports Second Quarter 2008 Financial Results
•	Second quarter 2008 net earnings of $0.21 per diluted share

•	Continued strong growth in average commercial, commercial real estate, and construction loans of 14.6 percent from second quarter 2007

•	Nonperforming loans, as a percent of total loans, have remained stable for five consecutive quarters

•	Regulatory capital ratios remain strong and significantly exceed regulatory “well-capitalized” classification

•	Second quarter 2008 return on average assets of 0.93 percent and return on average shareholders’ equity of 11.26 percent
Cincinnati, Ohio – July 29, 2008 – First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced second quarter 2008 net income of $7.8 million or 21 cents in diluted earnings per share, compared to $8.2 million or 21 cents in diluted earnings per share for the second quarter 2007 and $7.3 million or 20 cents in diluted earnings per share in the first quarter 2008. First Financial also announced year-to-date 2008 net income of $15.1 million or 40 cents in diluted earnings per share, compared to $16.6 million or 43 cents in diluted earnings per share for the same period in 2007.
Davis said, “We continue to manage the company through this difficult time for the banking sector, and the economy in general, by remaining focused on credit quality, balance sheet management, and capital. Our second quarter performance reflects our success in these efforts. First Financial is well positioned to avoid many of the troublesome areas facing our industry including liquidity, capital and credit as we have built quality and seek to preserve it in these key areas.”
Return on average assets for the second quarter 2008 was 0.93 percent compared to 1.00 percent for the second quarter 2007 and 0.89 percent for the first quarter 2008. Year-to-date return on average assets was 0.91 percent for 2008 compared to 1.02 percent for the same period in 2007. Return on average shareholders’ equity was 11.26 percent for the second quarter 2008 compared to 11.61 percent for the same period in 2007 and 10.66 percent for the first quarter 2008. Year-to-date return on average shareholders’ equity was 10.96 percent for 2008 compared to 11.78 percent for the same period in 2007.
Unless otherwise noted, all amounts discussed in the earnings release are pre-tax except net income and per-share data which are presented after-tax. Percentage changes are not annualized unless specifically noted.
CREDIT QUALITY
First Financial’s credit quality metrics continue to be favorably impacted by its consistent focus on strong underwriting and the 2005 strategic decision to shift away from certain consumer-based lending. While the performance of certain real estate and consumer-based lending products has continued to decline as a result of the broad economic downturn, First Financial’s overall credit quality remains stable. As the composition of the total loan portfolio migrates from consumer-based lending, the expected effects on First Financial from such economic conditions, relative to the industry, should be less severe. Additionally, the mix of the total loan portfolio has shifted not only in product type, but in the risk profile of the borrowers due to the improvements in both underwriting and in the resolution strategies used for problem credits. However, there always remains the possibility of an unexpected event or a further deterioration in the economy which could lead to higher credit costs.
Total nonperforming assets have remained relatively consistent over the past five quarters with the ratio of non-performing assets to total assets ranging from a low of 51 basis points to a high of 55 basis points. At the end of the second quarter 2008, total nonperforming assets were $19.1 million, an increase of $1.5 million from the end of the first quarter 2008. Compared to the end of the first quarter 2008, the ratio of nonperforming loans to total loans decreased 1 basis point to 57 basis points at the end of the second quarter 2008, and the ratio of nonperforming assets to period-end loans, plus other real estate owned, increased 4 basis points to 71 basis points at the end of the second quarter 2008. Other real estate owned increased $1.4 million during the second quarter 2008 and was equally spilt between commercial and residential categories. A number of the properties are under sale contract and we do not anticipate lengthy holding periods.
Delinquency trends have remained relatively stable over the past five quarters with total loans 30-89 days past due, at June 30, 2008, of $22.1 million or 0.83 percent of period end loans. Since the end of the second quarter of 2008, approximately $3.9 million of these delinquencies have either been paid down or resolved. Management closely monitors these trends and ratios and considers the current level of delinquent loans consistent with our expectations of the total loan portfolio’s behavior.
First Financial’s allowance for loan and lease loss was $29.6 million at June 30, 2008 compared to $29.7 million at March 31, 2008, and $28.1 million at June 30, 2007. The allowance for loan and lease loss at June 30, 2008, was 2.8

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times the second quarter annualized net charge-offs, consistent with the 2.9 times at March 31, 2008. The allowance for loan and lease losses to period-end loans ratio was 1.11 percent as of June 30, 2008, compared to the June 30, 2007, and March 31, 2008, ratios of 1.10 percent and 1.14 percent, respectively. Overall credit coverage ratios remain strong at June 30, 2008, with the allowance for loan and lease losses as a percent of nonaccrual loans and as a percent of nonperforming loans at 199.70 percent and 192.50 percent, respectively. The allowance for loan and lease losses to period-end loans ratio is based on our estimate of potential losses inherent in the loan portfolio in today’s economic environment. A large percentage of nonperforming assets are secured by real estate, and this collateral has been appropriately considered in establishing the allowance for loan and lease losses.
At June 30, 2008, the commercial real estate and real estate construction loan portfolio totaled $955.7 million, or 35.7 percent of total loans, including $136.0 million or 5.1 percent of total loans for commercial real estate construction, and $50.2 million or 1.9 percent of total loans, for residential construction, land acquisition, and development. In this challenging environment lenders are closely monitoring the status of all residential construction and land development projects and First Financial is no different. At June 30, 2008, First Financial had one construction and development loan totalling $0.5 million reported as a nonperforming loan. First Financial believes its internal lending policies, comprehensive underwriting standards and aggressive monitoring and frequent communication with borrowers are key to limiting credit exposure from both the residential construction and land acquisition and development segments in any particular project.
First Financial continually evaluates the commercial real estate and real estate construction portfolio for geographic and borrower concentrations, as well as loan-to-value coverage, and believes its credit underwriting processes are producing a prudent and acceptable level of credit exposure.
Shared national credit exposure for First Financial is approximately $37 million or 1.4 percent of total loans, and is dispersed among 40 credits. These loans were acquired over the past 18 months and have no single credit exposure greater than $2 million. These loans are held in the loan portfolio and each has been subjected to the customary commercial loan underwriting process and is routinely monitored for credit deterioration. As of the June 30, 2008, the values and reserves for these loans were deemed appropriate.
Since the second quarter 2007, First Financial has experienced 11.2 percent growth in its total home equity loan portfolio average balances. While this category of loans has proven problematic for some in our industry, First Financial believes its underwriting criteria coupled with the monitoring of a number of metrics including credit scores, loan-to-value ratios, line size, and usage, provides adequate oversight for the growth. The origination methods for our home equity lending also keep both the credit decision and the documentation under the control of First Financial associates. Our recent spike in credit losses for home equity is attributable to a few large credits that

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were originated several years ago, prior to the standardization of our underwriting guidelines. The remaining portfolio of loans that have a similar profile have been reviewed and have been appropriately accounted for in the second quarter. At June 30, 2008, approximately 98 percent of the outstanding home equity loans had a credit line size of less than $250 thousand and had an average outstanding balance of $24 thousand. First Financial maintains a strong pricing discipline for its home equity loan product and does not sacrifice loan quality for growth.
In the second quarter 2005, First Financial made the strategic decisions to discontinue the origination of residential real estate loans for retention on its balance sheet and to exit indirect installment lending. As a result, the residential real estate and indirect installment loan portfolios have declined $215 million and $214 million, respectively, excluding the impact of the loan sales, since that time. In the first quarter 2007, First Financial sold the servicing of its remaining residential real estate portfolio and established an agreement to sell substantially all of its future originations to a strategic partner. Prior to this decision, First Financial was not a sub-prime lender, and the company does not originate sub-prime residential real estate loans in the current originate-and-sell model.
It is management’s belief that the $29.6 million allowance for loan and lease losses at June 30, 2008, is adequate to absorb probable credit losses inherent in the portfolio.
Second Quarter 2008 vs. First Quarter 2008
Second quarter 2008 net charge-offs were $2.6 million, an annualized 40 basis points of average loans, consistent with the first quarter 2008 net charge-offs of $2.6 million, an annualized 40 basis points of average loans. Both quarters were adversely impacted by a few large home equity loan charge-offs totalling approximately 7 basis points in the second quarter 2008 and 8 basis points in the first quarter 2008. Based on our current knowledge, we believe this two quarter volatility, in terms of individual loan charge-off size, is unusual and we expect that overall charge-off levels for home equity should return to historical levels.
Total nonperforming assets at the end of the second quarter 2008 were $19.1 million, an increase of $1.5 million from the end of the first quarter 2008. The ratio of nonperforming loans to total loans decreased from 58 basis points at the end of the first quarter 2008 to 57 basis points at the end of the second quarter 2008, and the ratio of nonperforming assets to period-end loans, plus other real estate owned, increased from 67 basis points at the end of the first quarter 2008 to 71 basis points at the end of the second quarter 2008.
Second Quarter 2008 vs. Second Quarter 2007
Second quarter 2008 net charge-offs were $2.6 million, an annualized 40 basis points of average loans, compared to second quarter 2007 net charge-offs of $1.4 million, an annualized 23 basis points of average loans. Approximately $0.5 million or 7 basis points of the increase is due to the impact of two large home equity loan

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charge-offs. From an industry perspective, home equity lending may continue to experience stress, as borrowers come under continued pressure in the current economic environment. First Financial’s overall credit quality metrics for its home equity loan portfolio continue to remain stable, as over the past eight quarters both the home equity net charge-off ratio and ratio of nonaccrual home equity loans to total home equity loans have consistently been below 50 basis points, when the previously mentioned first quarter 2008 home equity loan charge-offs are excluded. First Financial has underwritten all home equity loans held in its portfolio and has not utilized the much publicized brokerage channel for originations. First Financial continues to actively monitor its home equity loan portfolio but may experience some volatility in upcoming quarters.
Total nonperforming assets at the end of the second quarter 2008 were $19.1 million, an increase of $2.1 million from the end of the second quarter 2007 primarily due to a higher level of nonaccrual residential loans and other real estate owned, offset by a decline in both commercial and commercial real estate loans. The ratio of nonperforming loans to total loans decreased from 59 basis points at the end of the second quarter 2007 to 57 basis points at the end of the second quarter 2008. The ratio of nonperforming assets to period-end loans, plus other real estate owned, increased from 67 basis points at the end of the second quarter 2007 to 71 basis points at the end of the second quarter 2008.
Year-to-Date 2008 vs. Year-to-Date 2007
Year-to-date 2008 net charge-offs were $5.2 million, an annualized 40 basis points of average loans or 32 basis points of average loans excluding the previously mentioned large home equity loan charge-offs. Year-to-date 2007 net charge-offs were $2.8 million, an annualized 22 basis points of average loans.
For further details on the quarter-over-quarter and year-to-date changes in credit quality, please see the attached Credit Quality schedule.
CAPITAL
Consolidated regulatory capital ratios at June 30, 2008, included the leverage ratio of 8.21 percent, Tier 1 ratio of 9.99 percent, and total capital ratio of 11.06 percent. All regulatory capital ratios exceeded the amounts necessary to be classified as “well capitalized,” and total regulatory capital exceeded the “minimum” requirement by approximately $84.1 million, on a consolidated basis. The tangible capital ratio decreased from 7.55 percent at March 31, 2008, to 7.18 percent at June 30, 2008, primarily as a result of loan and investment portfolio growth.

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First Financial Bank, N.A., the subsidiary bank, regulatory capital ratios at June 30, 2008 included the leverage ratio of 9.19 percent, Tier 1 ratio of 11.18 percent, and total capital ratio of 12.53 percent.
Forecasted growth in certain earning asset classes is expected to continue while risk-based capital relief is expected from other balance sheet strategies under consideration for execution in the third and fourth quarters including asset securitizations and non-strategic asset sales, which would likely generate non-recurring gains. First Financial remains vigilant in the management of its capital adequacy and has evaluated its proforma capital under certain stress case scenarios. First Financial has sufficient capital to manage through extreme and extended periods of stress. It is important to note, however, First Financial does not expect to experience these extreme levels of stress and remains comfortable with charge-off estimates of approximately 30 to 40 basis points.
NET INTEREST INCOME AND NET INTEREST MARGIN
Second Quarter 2008 vs. First Quarter 2008
Net interest income on a linked-quarter (second quarter 2008 compared to first quarter 2008) basis increased from $28.2 million in the first quarter 2008 to $28.4 million in the second quarter 2008, a $0.2 million or 2.3 percent annualized increase. The increase in net interest income is primarily due to the growth in the investment portfolio combined with disciplined pricing on deposits, substantially offsetting the impact on loan yields from the decline in market interest rates. Linked-quarter net interest margin decreased 6 basis points from 3.78 percent to 3.72 percent reflecting the impact of the 225 basis point reduction in the federal funds rate during the first half of 2008 and a 3 basis point negative impact from the increase in earning assets related to the investment portfolio. On a tax-equivalent basis, the second quarter 2008 net interest margin was 3.78 percent as compared to 3.85 percent for the first quarter 2008. The pace and magnitude of the recent changes to the federal funds target rate has created a more significant impact on the liability costs for the current reporting period.
Second Quarter 2008 vs. Second Quarter 2007
Net interest income in the second quarter 2008 was $28.4 million compared to $29.6 million in the second quarter 2007, a decrease of $1.2 million or 4.0 percent. Second quarter 2008 net interest margin of 3.72 percent decreased 25 basis points from 3.97 percent for the second quarter 2007. The decline in net interest income and margin is primarily a result of actions by the Federal Reserve to address the current economic conditions, including the consumer mortgage crisis, by lowering the federal funds rate by 325 basis points over the past twelve months, and the resulting impact on our asset sensitive balance sheet. Earning asset growth in the commercial, commercial real estate, and construction loan portfolios, as well as in the investment securities portfolio, partially offset the effects of the decline in market interest rates.

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On a tax equivalent basis, the second quarter 2008 net interest margin of 3.78 percent decreased 27 basis points from 4.05 percent for the second quarter 2007.
Year-to-Date 2008 vs. Year-to-Date 2007
Year-to-date net interest income was $56.7 million in 2008 compared to $60.0 million in 2007, a $3.3 million or 5.6 percent decrease. Approximately 5 basis points of the year-to-date 2007 net interest margin was due to the impact of an accrual of income to convert certain consumer loans from a cycle-date basis of income recognition to a calendar-month basis. The year-to-date 2007 adjusted net interest margin, excluding the impact of this accrual, was a 4.00 percent decrease. The remaining decline in net interest income and margin is primarily a result of the previously mentioned decline in market interest rates, partially offset by a slight increase in overall earning asset levels and the continued mix shift in their composition. Year-to-date, the cost of the approximate $512 million of time deposit originations relative to the approximate $598 million in maturities has been approximately 125 basis points lower, with a reduction in overall marginal funding costs of approximately 135 basis points, after accounting for the net runoff of the time deposit portfolio.
Year-to-date net interest margin was 3.75 percent in 2008, compared to 4.00 percent in 2007 when adjusted for the year-to-date impact of the interest accrual noted earlier. On a tax-equivalent year-to-date basis, net interest margin was 3.81 percent in 2008 compared to an adjusted 4.08 percent in 2007.
For further details on the quarter-over-quarter and year-to-date changes in the net interest margin, please see the attached Net Interest Margin Rate / Volume Analysis.
NONINTEREST INCOME
Second Quarter 2008 vs. First Quarter 2008
On a linked-quarter basis, noninterest income decreased $1.1 million or 7.6 percent. Noninterest income in the first quarter 2008 included a $1.6 million gain associated with the partial redemption of Visa Inc. common shares. Excluding this item, second quarter 2008 noninterest income increased $0.5 million or 3.5 percent from the first quarter 2008 primarily due to increases in service charge income on deposits and bankcard related activity, offset by both lower gains on the sale of mortgage loans and lower other income due to valuation adjustments on assets carried at market value.
Second Quarter 2008 vs. Second Quarter 2007
Second quarter 2008 noninterest income of $13.7 million declined 2.7 percent compared to the second quarter 2007, with increases in wealth management fees more than offset by the $0.3 million decline in service charges on deposits and the $0.2 million decrease in other income due to valuation adjustments on assets carried at market value. The decline in deposit service charges is primarily a result of lower fee income on overdraft and non-sufficient funds.

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Year-to-Date 2008 vs. Year-to-Date 2007
Year-to-date noninterest income was $28.6 million in 2008 compared to $28.9 million in 2007, a $0.3 million or 0.9 percent decrease. Noninterest income in the first quarter 2008 included a $1.6 million gain associated with the partial redemption of Visa Inc. common shares, and noninterest income in the first quarter 2007 included a $1.1 million gain on the sale of mortgage servicing rights. Excluding these items, year-to-date 2008 noninterest income decreased $0.8 million or 2.9 percent from the prior year comparable period primarily due to lower earnings from bank-owned life insurance and service charges on deposits, offset by increases in wealth management fees and bankcard income.
NONINTEREST EXPENSE
Second Quarter 2008 vs. First Quarter 2008
On a linked-quarter basis, noninterest expense decreased $1.0 million or 3.6 percent to $28.0 million in the second quarter 2008 from $29.0 million in the first quarter 2008 primarily as a result of a $1.3 million reduction in the liability for retiree medical benefits, which is not expected to be recurring, offset by an increase in professional services and seasonal travel costs. Excluding the effects of the retiree medical benefit liability, noninterest expense increased approximately $0.2 million or 0.8 percent.
Second Quarter 2008 vs. Second Quarter 2007
Noninterest expense was $28.0 million in the second quarter 2008 compared to $29.4 million in the second quarter 2007, a decrease of $1.4 million or 5.0 percent primarily due to the previously mentioned $1.3 million reduction in the liability for retiree medical benefits. Excluding the $1.3 million, the decrease was $0.2 million or 0.6 percent.
Year-to-Date 2008 vs. Year-to-Date 2007
Year-to-date noninterest expense was $57.0 million in 2008 compared to $60.7 million in 2007, a $3.7 million or 6.0 percent decrease. This reduction is primarily the result of a $3.1 million decrease in salary and employee benefits, with an approximate $1.2 million reduction in base salary expense and $1.9 million reduction in associated pension and retiree costs. The remainder of the decrease is a result of lower marketing related expenses as compared to 2007.
INCOME TAXES
Income tax expense was $3.9 million and $4.0 million for the second quarters 2008 and 2007, respectively. The effective tax rates for the second quarters 2008 and 2007 were 33.3 percent and 33.0 percent, respectively. Income tax expense was $7.4 million and $8.2 million for the six months ended June 30, 2008, and 2007, respectively. The effective tax rate

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for the six month period ending June 30, 2008 was 32.9 percent and for the six month period ending June 30, 2007 was 33.0 percent.
LOANS
Second Quarter 2008 vs. First Quarter 2008
Loan growth continues to occur primarily in First Financial’s metropolitan markets and is the driving force in the mix shift from lower yielding consumer lending to higher yielding commercial loans. Average total loans for the second quarter 2008 increased $51.9 million or 8.0 percent on an annualized basis from the first quarter 2008; however, average commercial, commercial real estate, and construction loans increased $79.1 million or 19.2 percent on an annualized basis from the first quarter 2008.
Second Quarter 2008 vs. Second Quarter 2007
Average total loans during the second quarter 2008 increased $114.8 million or 4.5 percent from the comparable period a year ago. Average commercial, commercial real estate and construction loans increased $221.0 million or 14.6 percent from the second quarter 2007.
Year-to-Date 2008 vs. Year-to-Date 2007
Year-to-date 2008 average total loans increased $112.2 million or 9.0 percent on an annualized basis from the comparable period in 2007. However, average commercial, commercial real estate, and construction loans increased $224.6 million or 15.3 percent from the comparable period in 2007.
INVESTMENTS
Securities available-for-sale were $421.7 million at June 30, 2008, compared to $313.6 million at June 30, 2007, and $345.1 million at March 31, 2008. The combined investment portfolio was 13.4 percent and 10.8 percent of total assets at June 30, 2008, and 2007, respectively, and 11.7 percent of total assets at March 31, 2008. During the second quarter of 2008, First Financial began to increase the size of its investment portfolio through the purchase of highly rated agency pass-through mortgage-backed securities. Approximately $120 million of securities were purchased during the second quarter of 2008, bringing the total purchases for the year to approximately $170 million. The investment portfolio, as a percentage of total assets, remains low relative to our

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peers, and we continue to review various portfolio strategies that may increase the size of our investment portfolio and our absolute level of earnings while balancing our capital and liquidity targets. Among other factors, the portfolio selection criteria avoids securities backed by sub-prime assets and also those containing assets that would give rise to material geographic concentrations. At June 30, 2008, First Financial held approximately 65 percent of its available-for-sale securities in mortgage related instruments, substantially all of which are held in highly rated agency pass-through residential mortgage instruments.
In the first quarter of 2008, First Financial adopted FASB Statement No. 159 (SFAS No. 159), “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115.” First Financial applied the fair value option to its equity securities of government sponsored entities (“GSE”), specifically 200,000 Federal Home Loan Mortgage Corporation perpetual preferred series V shares; and these securities are classified as trading investment securities. During the first quarter, there was minimal change in the carrying and market value of those securities as compared to year end 2007 and therefore no material income statement effect was recognized. During the second quarter of 2008, there was significant volatility in the market value of this GSE and while First Financial still holds the securities, it recorded a loss in market value, through the income statement, of $0.2 million. Since the end of the second quarter, there remains uncertainty surrounding the government’s plans for the GSE which has had an effect on the post-second quarter market value of these securities. The fair value accounting treatment discussed above will require First Financial to recognize in its income statement both the market value increases and decreases in future periods.
DEPOSITS & FUNDING
Total deposit balances, both average and period-end, declined on both a comparative quarter and on a linked-quarter basis. Much of the decline has been the result of the overall level of deposit rates in our markets and the decision not to be a price leader when, in our view, it is not profitable to do so. While we have experienced balance outflow in the time and wholesale categories due to this decision, we have seen net inflows in period end noninterest-bearing deposits on a year-over-year and linked-quarter basis.
Second Quarter 2008 vs. First Quarter 2008
Period-end and average noninterest-bearing deposits increased $14.0 million and $15.1 million, respectively from the first quarter 2008. Average total deposits for the second quarter 2008 decreased $37.0 million or 5.2 percent on an annualized basis from the first quarter 2008. Average total interest-bearing deposits, primarily as a result of runoff in the public funds portfolio, decreased $52.1 million or 8.5 percent, and average noninterest-bearing deposits increased $15.1 million or 15.9 percent, both on an annualized basis from the first quarter 2008. Average

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transaction account balances decreased approximately $26.2 million or 8.5 percent, on an annualized basis from the first quarter 2008.
Second Quarter 2008 vs. Second Quarter 2007
Average transaction account balances increased approximately $22.8 million or 1.9 percent from the second quarter 2007. Average total interest-bearing deposits for the second quarter 2008 decreased $3.0 million or 0.1 percent, and average noninterest-bearing deposits decreased $10.8 million or 2.7 percent, both from the second quarter 2007. Average deposits for the second quarter 2008 decreased $13.8 million or 0.5 percent from the comparable period a year ago.
Year-to-Date 2008 vs. Year-to-Date 2007
Year-to-date 2008 average total deposits increased $4.9 million or 0.4 percent, on an annualized basis, from the comparable period in 2007. Growth in transaction accounts has been offset by the runoff of time and wholesale deposits as a result of our decision to maintain rational deposit pricing in a very competitive landscape.
With the recent increase in the size of the investment portfolio, continued strong loan demand and the net deposit outflows we have experienced, several wholesale funding strategies are being evaluated. The execution of any specific strategy would be consistent with our overall interest rate risk and balance sheet management processes.
2008 Outlook
Based on the overall economic outlook for the remainder of 2008, including but not limited to such factors as inflation, unemployment, growth, and forward market interest rates, management’s 2008 outlook remains largely unchanged. We continue to anticipate low single digit growth in total loans, while total deposits are expected to experience a low single digit decline in balances with transaction deposits growing at a low single digit rate and time deposits declining at a similar pace. Total net interest income is expected to stabilize and grow for the remainder of 2008 and our full-year margin expectation remains between 3.67 and 3.75 percent. Net charge-off levels are expected to remain between 30 and 40 basis points of average loans, though likely at the high end of the range. Management does expect modest noninterest income growth and little to no growth in noninterest expense. A material change in economic conditions would have an impact on our expected 2008 performance. Please refer to the forward-looking statement found at the end of this release.
EARNINGS CONFERENCE CALL AND WEBCAST
On July 30, 2008, First Financial will host an earnings conference call that will be webcast live at 9:00 a.m. EDT. The presenters will be Claude E. Davis, president and chief executive officer, and J. Franklin Hall, executive vice president and chief financial officer. Anyone may participate in the conference call by calling 1-800-860-2442 (no

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passcode needed) or by logging on to the company’s website (www.bankatfirst.com) for a live audio webcast of the call. Click on the Investor Relations link and then on Webcast. Listeners should allow an extra five minutes to be connected to the call or webcast. The event will be archived on the company’s website for one year. Questions regarding this information should be directed to the Media Contact, Cheryl Lipp, or the Analyst Contact, J. Franklin Hall.
This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2007. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which First Financial conducts operations may be different from expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on First Financial’s loan portfolio and allowance for loan and lease losses; the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2007 Form 10-K and other public documents filed with the SEC. These documents are available on the investor relations section of First Financial’s website at www.bankatfirst.com and on the SEC’s website at www.sec.gov.

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FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share)
(Unaudited)

			Three months ended,			Six months ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,
	2008	2008	2007	2007	2007	2008	2007
RESULTS OF OPERATIONS
Net interest income	$28,414	$28,249	$29,079	$29,417	$29,601	$56,663	$60,004
Net income	$7,808	$7,338	$10,701	$8,373	$8,172	$15,146	$16,607
Net earnings per common share — basic	$0.21	$0.20	$0.29	$0.22	$0.21	$0.41	$0.43
Net earnings per common share — diluted	$0.21	$0.20	$0.29	$0.22	$0.21	$0.40	$0.43
Dividends declared per common share	$0.17	$0.17	$0.17	$0.16	$0.16	$0.34	$0.32

KEY FINANCIAL RATIOS
Return on average assets	0.93%	0.89%	1.27%	1.00%	1.00%	0.91%	1.02%
Return on average shareholders’ equity	11.26%	10.66%	15.37%	12.03%	11.61%	10.96%	11.78%
Return on average tangible shareholders’ equity	12.57%	11.91%	17.17%	13.44%	12.95%	12.24%	13.13%

Net interest margin	3.72%	3.78%	3.79%	3.88%	3.97%	3.75%	4.05%
Net interest margin (fully tax equivalent) (1)	3.78%	3.85%	3.86%	3.95%	4.05%	3.81%	4.12%

Average shareholders’ equity to average assets	8.29%	8.39%	8.27%	8.34%	8.58%	8.34%	8.63%
Tier 1 Ratio (2)	9.99%	10.20%	10.29%	10.18%	11.13%	9.99%	11.13%
Total Capital Ratio (2)	11.06%	11.31%	11.38%	11.27%	12.18%	11.06%	12.18%
Leverage Ratio (2)	8.21%	8.32%	8.26%	8.21%	9.04%	8.29%	9.04%

AVERAGE BALANCE SHEET ITEMS
Loans (3)	$2,648,327	$2,596,483	$2,588,985	$2,576,308	$2,530,638	$2,622,405	$2,510,557
Investment securities	422,463	343,553	350,346	349,686	364,050	383,883	365,719
Other earning assets	4,095	65,799	106,922	81,669	93,986	34,947	114,198

Total earning assets	$3,074,885	$3,005,835	$3,046,253	$3,007,663	$2,988,674	$3,041,235	$2,990,474
Total assets	$3,361,649	$3,298,663	$3,338,828	$3,309,800	$3,291,756	$3,330,156	$3,295,530
Noninterest-bearing deposits	$394,352	$379,240	$399,304	$385,653	$405,179	$386,796	$403,448
Interest-bearing deposits	2,400,940	2,453,028	2,461,464	2,450,830	2,403,919	2,426,984	2,405,408

Total deposits	$2,795,292	$2,832,268	$2,860,768	$2,836,483	$2,809,098	$2,813,780	$2,808,856
Borrowings	$256,409	$157,899	$177,876	$176,528	$177,472	$207,154	$179,531
Shareholders’ equity	$278,803	$276,815	$276,269	$276,183	$282,354	$277,809	$284,391

CREDIT QUALITY RATIOS
Allowance to ending loans	1.11%	1.14%	1.12%	1.12%	1.10%	1.11%	1.10%
Allowance to nonaccrual loans	199.70%	202.29%	205.89%	221.70%	194.92%	199.70%	194.92%
Allowance to nonperforming loans	192.50%	194.83%	197.94%	212.42%	187.35%	192.50%	187.35%
Nonperforming loans to total loans	0.57%	0.58%	0.56%	0.53%	0.59%	0.57%	0.59%
Nonperforming assets to ending loans, plus OREO	0.71%	0.67%	0.67%	0.65%	0.67%	0.71%	0.67%
Nonperforming assets to total assets	0.55%	0.53%	0.51%	0.51%	0.52%	0.55%	0.52%
Net charge-offs to average loans (annualized)	0.40%	0.40%	0.26%	0.23%	0.23%	0.40%	0.22%

(1)	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

(2)	June 30, 2008 regulatory capital ratios are preliminary.

(3)	Includes loans held for sale.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands)
(Unaudited)

	Three months ended,			Six months ended,
	Jun. 30,			Jun. 30,
	2008	2007	% Change	2008	2007	% Change
Interest income
Loans, including fees	$39,646	$45,291	(12.5%)	$82,367	$90,355	(8.8%)
Investment securities
Taxable	4,387	3,762	16.6%	7,908	7,653	3.3%
Tax-exempt	792	911	(13.1%)	1,583	1,820	(13.0%)

Total investment securities interest	5,179	4,673	10.8%	9,491	9,473	0.2%
Federal funds sold	40	1,241	(96.8%)	605	2,997	(79.8%)

Total interest income	44,865	51,205	(12.4%)	92,463	102,825	(10.1%)

Interest expense
Deposits	14,635	19,409	(24.6%)	32,374	38,418	(15.7%)
Short-term borrowings	1,130	984	14.8%	1,922	1,980	(2.9%)
Long-term borrowings	384	542	(29.2%)	790	1,101	(28.2%)
Subordinated debentures and capital securities	302	669	(54.9%)	714	1,322	(46.0%)

Total interest expense	16,451	21,604	(23.9%)	35,800	42,821	(16.4%)

Net interest income	28,414	29,601	(4.0%)	56,663	60,004	(5.6%)
Provision for loan and lease losses	2,493	2,098	18.8%	5,716	3,454	65.5%

Net interest income after provision for loan and lease losses	25,921	27,503	(5.8%)	50,947	56,550	(9.9%)

Noninterest income
Service charges on deposit accounts	4,951	5,296	(6.5%)	9,558	10,040	(4.8%)
Trust and wealth management fees	4,654	4,526	2.8%	9,276	8,686	6.8%
Bankcard income	1,493	1,424	4.8%	2,791	2,664	4.8%
Net gains from sales of loans	188	184	2.2%	407	346	17.6%
Gain on sale of mortgage servicing rights	0	0	N/M	0	1,061	(100.0%)
Gains on sales of investment securities	0	0	N/M	1,585	0	N/M
Other	2,462	2,702	(8.9%)	5,006	6,079	(17.7%)

Total noninterest income	13,748	14,132	(2.7%)	28,623	28,876	(0.9%)

Noninterest expenses
Salaries and employee benefits	15,895	17,134	(7.2%)	32,968	36,095	(8.7%)
Net occupancy	2,510	2,484	1.0%	5,462	5,291	3.2%
Furniture and equipment	1,617	1,708	(5.3%)	3,270	3,335	(1.9%)
Data processing	814	818	(0.5%)	1,607	1,663	(3.4%)
Marketing	474	642	(26.2%)	991	1,511	(34.4%)
Communication	749	798	(6.1%)	1,554	1,663	(6.6%)
Professional services	1,061	1,063	(0.2%)	1,822	2,069	(11.9%)
Other	4,849	4,793	1.2%	9,315	9,023	3.2%

Total noninterest expenses	27,969	29,440	(5.0%)	56,989	60,650	(6.0%)

Income before income taxes	11,700	12,195	(4.1%)	22,581	24,776	(8.9%)
Income tax expense	3,892	4,023	(3.3%)	7,435	8,169	(9.0%)

Net income	$7,808	$8,172	(4.5%)	$15,146	$16,607	(8.8%)

ADDITIONAL DATA
Net earnings per common share — basic	$0.21	$0.21		$0.41	$0.43
Net earnings per common share — diluted	$0.21	$0.21		$0.40	$0.43
Dividends declared per common share	$0.17	$0.16		$0.34	$0.32
Book value per common share	$7.34	$7.18		$7.34	$7.18

Return on average assets	0.93%	1.00%		0.91%	1.02%
Return on average shareholders’ equity	11.26%	11.61%		10.96%	11.78%

Interest income	$44,865	$51,205	(12.4%)	$92,463	$102,825	(10.1%)
Tax equivalent adjustment	510	580	(12.1%)	1,024	1,156	(11.4%)

Interest income — tax equivalent	45,375	51,785	(12.4%)	93,487	103,981	(10.1%)
Interest expense	16,451	21,604	(23.9%)	35,800	42,821	(16.4%)

Net interest income — tax equivalent	$28,924	$30,181	(4.2%)	$57,687	$61,160	(5.7%)

Net interest margin	3.72%	3.97%		3.75%	4.05%
Net interest margin (fully tax equivalent) (1)	3.78%	4.05%		3.81%	4.12%

Full-time equivalent employees	1,058	1,158		1,058	1,158

(1)	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.
N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENT OF INCOME
(Dollars in thousands)
(Unaudited)

	2008
	Second	First		% Change
	Quarter	Quarter	Year-to-Date	Linked Qtr.
Interest income
Loans, including fees	$39,646	$42,721	$82,367	(7.2%)
Investment securities
Taxable	4,387	3,521	7,908	24.6%
Tax-exempt	792	791	1,583	0.1%

Total investment securities interest	5,179	4,312	9,491	20.1%
Federal funds sold	40	565	605	(92.9%)

Total interest income	44,865	47,598	92,463	(5.7%)

Interest expense
Deposits	14,635	17,739	32,374	(17.5%)
Short-term borrowings	1,130	792	1,922	42.7%
Long-term borrowings	384	406	790	(5.4%)
Subordinated debentures and capital securities	302	412	714	(26.7%)

Total interest expense	16,451	19,349	35,800	(15.0%)

Net interest income	28,414	28,249	56,663	0.6%
Provision for loan and lease losses	2,493	3,223	5,716	(22.6%)

Net interest income after provision for loan and lease losses	25,921	25,026	50,947	3.6%

Noninterest income
Service charges on deposit accounts	4,951	4,607	9,558	7.5%
Trust and wealth management fees	4,654	4,622	9,276	0.7%
Bankcard income	1,493	1,298	2,791	15.0%
Net gains from sales of loans	188	219	407	(14.2%)
Gains on sales of investment securities	0	1,585	1,585	(100.0%)
Other	2,462	2,544	5,006	(3.2%)

Total noninterest income	13,748	14,875	28,623	(7.6%)

Noninterest expenses
Salaries and employee benefits	15,895	17,073	32,968	(6.9%)
Net occupancy	2,510	2,952	5,462	(15.0%)
Furniture and equipment	1,617	1,653	3,270	(2.2%)
Data processing	814	793	1,607	2.6%
Marketing	474	517	991	(8.3%)
Communication	749	805	1,554	(7.0%)
Professional services	1,061	761	1,822	39.4%
Other	4,849	4,466	9,315	8.6%

Total noninterest expenses	27,969	29,020	56,989	(3.6%)

Income before income taxes	11,700	10,881	22,581	7.5%
Income tax expense	3,892	3,543	7,435	9.9%

Net income	$7,808	$7,338	$15,146	6.4%

ADDITIONAL DATA
Net earnings per common share — basic	$0.21	$0.20	$0.41
Net earnings per common share — diluted	$0.21	$0.20	$0.40
Dividends declared per common share	$0.17	$0.17	$0.34
Book value per common share	$7.34	$7.41	$7.34

Return on average assets	0.93%	0.89%	0.91%
Return on average shareholders’ equity	11.26%	10.66%	10.96%

Interest income	$44,865	$47,598	$92,463	(5.7%)
Tax equivalent adjustment	510	514	1,024	(0.8%)

Interest income — tax equivalent	45,375	48,112	93,487	(5.7%)
Interest expense	16,451	19,349	35,800	(15.0%)

Net interest income — tax equivalent	$28,924	$28,763	$57,687	0.6%

Net interest margin	3.72%	3.78%	3.75%
Net interest margin (fully tax equivalent) (1)	3.78%	3.85%	3.81%

Full-time equivalent employees	1,058	1,056	1,058

(1)	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.
N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENT OF INCOME
(Dollars in thousands)
(Unaudited)

	2007
	Fourth	Third	Second	First	Full
	Quarter	Quarter	Quarter	Quarter	Year
Interest income
Loans, including fees	$45,709	$46,606	$45,291	$45,064	$182,670
Investment securities
Taxable	3,641	3,667	3,762	3,891	14,961
Tax-exempt	859	863	911	909	3,542

Total investment securities interest	4,500	4,530	4,673	4,800	18,503
Federal funds sold	1,224	1,048	1,241	1,756	5,269

Total interest income	51,433	52,184	51,205	51,620	206,442

Interest expense
Deposits	20,238	20,528	19,409	19,009	79,184
Short-term borrowings	1,211	1,041	984	996	4,232
Long-term borrowings	466	532	542	559	2,099
Subordinated debentures and capital securities	439	666	669	653	2,427

Total interest expense	22,354	22,767	21,604	21,217	87,942

Net interest income	29,079	29,417	29,601	30,403	118,500
Provision for loan and lease losses	1,640	2,558	2,098	1,356	7,652

Net interest income after provision for loan and lease losses	27,439	26,859	27,503	29,047	110,848

Noninterest income
Service charges on deposit accounts	5,330	5,396	5,296	4,744	20,766
Trust and wealth management fees	4,989	4,721	4,526	4,160	18,396
Bankcard income	1,165	1,422	1,424	1,240	5,251
Net gains from sales of loans	295	203	184	162	844
Gain on sale of merchant payment processing portfolio	5,501	0	0	0	5,501
Gain on sale of mortgage servicing rights	0	0	0	1,061	1,061
Gains on sales of investment securities	0	367	0	0	367
Other	2,982	2,341	2,702	3,377	11,402

Total noninterest income	20,262	14,450	14,132	14,744	63,588

Noninterest expenses
Salaries and employee benefits	16,508	17,288	17,134	18,961	69,891
Pension settlement charges	2,222	0	0	0	2,222
Net occupancy	2,842	2,728	2,484	2,807	10,861
Furniture and equipment	1,742	1,684	1,708	1,627	6,761
Data processing	825	1,010	818	845	3,498
Marketing	523	407	642	869	2,441
Communication	903	664	798	865	3,230
Professional services	1,109	964	1,063	1,006	4,142
Other	4,698	3,980	4,793	4,230	17,701

Total noninterest expenses	31,372	28,725	29,440	31,210	120,747

Income before income taxes	16,329	12,584	12,195	12,581	53,689
Income tax expense	5,628	4,211	4,023	4,146	18,008

Net income	$10,701	$8,373	$8,172	$8,435	$35,681

ADDITIONAL DATA
Net earnings per common share — basic	$0.29	$0.22	$0.21	$0.22	$0.93
Net earnings per common share — diluted	$0.29	$0.22	$0.21	$0.22	$0.93
Dividends declared per common share	$0.17	$0.16	$0.16	$0.16	$0.65
Book value per common share	$7.40	$7.26	$7.18	$7.29	$7.40

Return on average assets	1.27%	1.00%	1.00%	1.04%	1.08%
Return on average shareholders’ equity	15.37%	12.03%	11.61%	11.94%	12.73%

Interest income	$51,433	$52,184	$51,205	$51,620	$206,442
Tax equivalent adjustment	561	564	580	576	2,281

Interest income — tax equivalent	51,994	52,748	51,785	52,196	208,723
Interest expense	22,354	22,767	21,604	21,217	87,942

Net interest income — tax equivalent	$29,640	$29,981	$30,181	$30,979	$120,781

Net interest margin	3.79%	3.88%	3.97%	4.12%	3.94%
Net interest margin (fully tax equivalent) (1)	3.86%	3.95%	4.05%	4.20%	4.01%

Full-time equivalent employees	1,057	1,078	1,158	1,166	1,057

(1)	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.
N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENT OF CONDITION
(Dollars in thousands)
(Unaudited)

	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	% Change	% Change
	2008	2008	2007	2007	2007	Linked Qtr.	Comparable Qtr.
ASSETS
Cash and due from banks	$106,248	$102,246	$106,224	$92,414	$87,808	3.9%	21.0%
Federal funds sold	4,005	2,943	106,990	71,700	55,000	36.1%	(92.7%)
Investment securities trading	3,598	3,820	0	0	0	(5.8%)	N/M
Investment securities available-for-sale	421,697	345,145	306,928	307,908	313,575	22.2%	34.5%
Investment securities held-to-maturity	5,316	5,414	5,639	5,467	5,711	(1.8%)	(6.9%)
Other investments	34,632	34,293	33,969	33,969	33,969	1.0%	2.0%
Loans held for sale	2,228	4,108	1,515	5,763	0	(45.8%)	N/M
Loans
Commercial	814,779	789,922	785,143	774,059	747,292	3.1%	9.0%
Real estate — construction	186,178	172,737	151,432	155,495	125,732	7.8%	48.1%
Real estate — commercial	769,555	726,397	706,409	684,931	676,679	5.9%	13.7%
Real estate — residential	499,002	519,790	539,332	556,255	580,005	(4.0%)	(14.0%)
Installment	115,575	126,623	138,895	149,881	162,506	(8.7%)	(28.9%)
Home equity	263,063	254,200	250,888	245,853	235,734	3.5%	11.6%
Credit card	26,399	25,528	26,610	24,904	24,488	3.4%	7.8%
Lease financing	111	258	378	500	608	(57.0%)	(81.7%)

Total loans	2,674,662	2,615,455	2,599,087	2,591,878	2,553,044	2.3%	4.8%
Less
Allowance for loan and lease losses	29,580	29,718	29,057	29,136	28,060	(0.5%)	5.4%

Net loans	2,645,082	2,585,737	2,570,030	2,562,742	2,524,984	2.3%	4.8%
Premises and equipment	79,380	78,585	78,994	78,214	79,079	1.0%	0.4%
Goodwill	28,261	28,261	28,261	28,261	28,261	0.0%	0.0%
Other intangibles	641	659	698	828	1,003	(2.7%)	(36.1%)
Accrued interest and other assets	128,874	132,054	130,068	141,890	143,277	(2.4%)	(10.1%)

Total Assets	$3,459,962	$3,323,265	$3,369,316	$3,329,156	$3,272,667	4.1%	5.7%

LIABILITIES
Deposits
Interest-bearing	$575,236	$610,154	$603,870	$611,764	$594,788	(5.7%)	(3.3%)
Savings	615,613	617,059	596,636	595,664	588,229	(0.2%)	4.7%
Time	1,167,024	1,206,750	1,227,954	1,253,383	1,211,182	(3.3%)	(3.6%)

Total interest-bearing deposits	2,357,873	2,433,963	2,428,460	2,460,811	2,394,199	(3.1%)	(1.5%)
Noninterest-bearing	419,045	405,015	465,731	389,070	399,260	3.5%	5.0%

Total deposits	2,776,918	2,838,978	2,894,191	2,849,881	2,793,459	(2.2%)	(0.6%)
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	25,932	27,320	26,289	26,749	31,700	(5.1%)	(18.2%)
Federal Home Loan Bank	237,900	6,500	0	0	0	N/M	N/M
Other	54,000	53,000	72,000	74,500	52,500	1.9%	2.9%

Total short-term borrowings	317,832	86,820	98,289	101,249	84,200	266.1%	277.5%
Federal Home Loan Bank long-term debt	41,263	42,380	45,896	55,317	59,021	(2.6%)	(30.1%)
Other long-term debt	20,620	20,620	20,620	20,620	30,930	0.0%	(33.3%)
Accrued interest and other liabilities	28,039	56,698	33,737	30,386	25,831	(50.5%)	8.5%

Total Liabilities	3,184,672	3,045,496	3,092,733	3,057,453	2,993,441	4.6%	6.4%

SHAREHOLDERS’ EQUITY
Common stock	390,545	389,986	391,962	391,355	390,545	0.1%	0.0%
Retained earnings	81,263	79,818	82,093	77,745	75,444	1.8%	7.7%
Accumulated other comprehensive loss	(8,236)	(3,800)	(7,127)	(7,569)	(16,168)	116.7%	(49.1%)
Treasury stock, at cost	(188,282)	(188,235)	(190,345)	(189,828)	(170,595)	0.0%	10.4%

Total Shareholders’ Equity	275,290	277,769	276,583	271,703	279,226	(0.9%)	(1.4%)

Total Liabilities and Shareholders’ Equity	$3,459,962	$3,323,265	$3,369,316	$3,329,156	$3,272,667	4.1%	5.7%

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

			Quarterly Averages			Year-to-Date Averages
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,
	2008	2008	2007	2007	2007	2008	2007
ASSETS
Cash and due from banks	$81,329	$86,879	$84,771	$85,576	$94,541	$84,104	$94,463
Federal funds sold	4,095	65,799	106,922	81,669	93,986	34,947	114,198
Investment securities	422,463	345,303	350,346	349,686	364,050	383,883	365,719
Loans held for sale	3,034	3,122	3,689	2,245	162	3,078	3,459
Loans
Commercial	805,122	781,358	776,286	766,028	733,936	793,240	706,790
Real estate — construction	179,078	162,008	154,208	139,291	118,425	170,543	109,359
Real estate — commercial	747,077	708,779	693,038	681,920	657,959	727,928	650,961
Real estate — residential	508,837	530,567	542,204	566,618	592,811	519,702	604,785
Installment	121,000	132,876	145,787	155,478	170,748	126,938	180,021
Home equity	257,954	251,706	248,071	239,585	231,982	254,830	230,555
Credit card	26,043	25,745	25,271	24,586	23,944	25,894	23,877
Lease financing	182	322	431	557	671	252	750

Total loans	2,645,293	2,593,361	2,585,296	2,574,063	2,530,476	2,619,327	2,507,098
Less
Allowance for loan and lease losses	29,248	28,860	29,503	28,278	27,482	29,054	27,625

Net loans	2,616,045	2,564,501	2,555,793	2,545,785	2,502,994	2,590,273	2,479,473
Premises and equipment	78,933	78,969	78,992	79,102	79,491	78,951	79,654
Goodwill	28,261	28,261	28,261	28,261	28,261	28,261	28,261
Other intangibles	652	680	749	915	1,096	666	3,268
Accrued interest and other assets	126,837	125,149	129,305	136,561	127,175	125,993	127,035

Total Assets	$3,361,649	$3,298,663	$3,338,828	$3,309,800	$3,291,756	$3,330,156	$3,295,530

LIABILITIES
Deposits
Interest-bearing	$590,464	$623,206	$607,009	$632,890	$606,320	$606,835	$626,323
Savings	617,029	610,449	604,063	586,065	578,357	613,739	561,821
Time	1,193,447	1,219,373	1,250,392	1,231,875	1,219,242	1,206,410	1,217,264

Total interest-bearing deposits	2,400,940	2,453,028	2,461,464	2,450,830	2,403,919	2,426,984	2,405,408
Noninterest-bearing	394,352	379,240	399,304	385,653	405,179	386,796	403,448

Total deposits	2,795,292	2,832,268	2,860,768	2,836,483	2,809,098	2,813,780	2,808,856
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	25,771	26,261	28,952	29,385	34,280	26,016	40,305
Federal Home Loan Bank	114,654	614	0	0	0	57,634	0
Other	53,758	66,154	77,772	58,914	52,849	59,956	47,522

Total short-term borrowings	194,183	93,029	106,724	88,299	87,129	143,606	87,827
Federal Home Loan Bank long-term debt	41,606	44,250	50,532	57,860	59,413	42,928	60,774
Other long-term debt	20,620	20,620	20,620	30,369	30,930	20,620	30,930

Total borrowed funds	256,409	157,899	177,876	176,528	177,472	207,154	179,531
Accrued interest and other liabilities	31,145	31,681	23,915	20,606	22,832	31,413	22,752

Total Liabilities	3,082,846	3,021,848	3,062,559	3,033,617	3,009,402	3,052,347	3,011,139

SHAREHOLDERS’ EQUITY
Common stock	390,237	391,079	391,606	390,898	391,536	390,658	392,218
Retained earnings	81,045	79,951	81,615	77,428	74,049	80,498	74,271
Accumulated other comprehensive loss	(4,211)	(4,977)	(6,670)	(15,097)	(13,739)	(4,594)	(13,732)
Treasury stock, at cost	(188,268)	(189,238)	(190,282)	(177,046)	(169,492)	(188,753)	(168,366)

Total Shareholders’ Equity	278,803	276,815	276,269	276,183	282,354	277,809	284,391

Total Liabilities and Shareholders’ Equity	$3,361,649	$3,298,663	$3,338,828	$3,309,800	$3,291,756	$3,330,156	$3,295,530

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE/VOLUME ANALYSIS(1)
(Dollars in thousands)
(Unaudited)

	Quarterly Averages						Year-to-Date Averages
	Jun. 30, 2008		Mar. 31, 2008		Jun. 30, 2007		Jun. 30, 2008		Jun. 30, 2007
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
Earning assets
Investment securities	$422,463	4.93%	$343,553	5.05%	$364,050	5.15%	$383,883	4.99%	$365,719	5.22%
Interest-bearing deposits with other banks
Federal funds sold	4,095	3.93%	65,799	3.45%	93,986	5.30%	34,947	3.49%	114,198	5.29%
Gross loans (2)	2,648,327	6.02%	2,596,483	6.62%	2,530,638	7.18%	2,622,405	6.33%	2,510,557	7.26%

Total earning assets	3,074,885	5.87%	3,005,835	6.37%	2,988,674	6.87%	3,041,235	6.13%	2,990,474	6.93%

Nonearning assets
Allowance for loan and lease losses	(29,248)		(28,860)		(27,482)		(29,054)		(27,625)
Cash and due from banks	81,329		86,879		94,541		84,104		94,463
Accrued interest and other assets	234,683		234,809		236,023		233,871		238,218

Total assets	$3,361,649		$3,298,663		$3,291,756		$3,330,156		$3,295,530

Interest-bearing liabilities
Total interest-bearing deposits	$2,400,940	2.45%	$2,453,028	2.91%	$2,403,919	3.24%	$2,426,984	2.69%	$2,405,408	3.22%
Borrowed funds
Short-term borrowings	194,183	2.34%	93,029	3.42%	87,129	4.53%	143,606	2.70%	87,827	4.55%
Federal Home Loan Bank long-term debt	41,606	3.71%	44,250	3.69%	59,413	3.66%	42,928	3.71%	60,774	3.65%
Other long-term debt	20,620	5.89%	20,620	8.04%	30,930	8.68%	20,620	6.98%	30,930	8.62%

Total borrowed funds	256,409	2.85%	157,899	4.10%	177,472	4.96%	207,154	3.34%	179,531	4.95%

Total interest-bearing liabilities	2,657,349	2.49%	2,610,927	2.98%	2,581,391	3.36%	2,634,138	2.74%	2,584,939	3.34%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	394,352		379,240		405,179		386,796		403,448
Other liabilities	31,145		31,681		22,832		31,413		22,752
Shareholders’ equity	278,803		276,815		282,354		277,809		284,391

Total liabilities & shareholders’ equity	$3,361,649		$3,298,663		$3,291,756		$3,330,156		$3,295,530

Net interest income (1)	$28,414		$28,249		$29,601		$56,663		$60,004

Net interest spread (1)		3.38%		3.39%		3.51%		3.39%		3.59%

Net interest margin (1)		3.72%		3.78%		3.97%		3.75%		4.05%

(1)	Not tax equivalent.

(2)	Loans held for sale and nonaccrual loans are both included in gross loans.

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE/VOLUME ANALYSIS (1)
(Dollars in thousands)
(Unaudited)

	Linked Qtr. Income Variance			Comparable Qtr. Income Variance			Year-to-Date Income Variance
	Rate	Volume	Total	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$(100)	$967	$867	$(210)	$716	$506	(431)	$449	$18
Federal funds sold	78	(603)	(525)	(323)	(878)	(1,201)	(1,020)	(1,372)	(2,392)
Gross loans (2)	(3,851)	776	(3,075)	(7,407)	1,762	(5,645)	(11,501)	3,513	(7,988)

Total earning assets	(3,873)	1,140	(2,733)	(7,940)	1,600	(6,340)	(12,952)	2,590	(10,362)

Interest-bearing liabilities
Total interest-bearing deposits	$(2,786)	$(318)	$(3,104)	$(4,756)	$(18)	$(4,774)	$(6,332)	$288	$(6,044)
Borrowed funds
Short-term borrowings	(251)	589	338	(477)	623	146	(805)	747	(58)
Federal Home Loan Bank long-term debt	2	(24)	(22)	6	(164)	(158)	17	(328)	(311)
Other long-term debt	(110)	—	(110)	(216)	(151)	(367)	(251)	(357)	(608)

Total borrowed funds	(359)	565	206	(687)	308	(379)	(1,039)	62	(977)

Total interest-bearing liabilities	(3,145)	247	(2,898)	(5,443)	290	(5,153)	(7,371)	350	(7,021)

Net interest income (1)	$(728)	$893	$165	$(2,497)	$1,310	$(1,187)	$(5,581)	$2,240	$(3,341)

Net interest spread (1)

Net interest margin (1)

(1)	Not tax equivalent.

(2)	Loans held for sale and nonaccrual loans are both included in gross loans.

FIRST FINANCIAL BANCORP.
CREDIT QUALITY
(Dollars in thousands)
(Unaudited)

	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2008	2008	2007	2007	2007
ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$29,718	$29,057	$29,136	$28,060	$27,407
Provision for loan and lease losses	2,493	3,223	1,640	2,558	2,098
Gross charge-offs
Commercial	946	545	1,433	1,008	920
Real estate — commercial	589	806	465	76	176
Real estate — residential	227	39	33	49	57
Installment	482	564	522	471	604
Home equity	525	651	285	189	149
All other	426	498	304	304	224

Total gross charge-offs	3,195	3,103	3,042	2,097	2,130
Recoveries
Commercial	166	144	342	145	246
Real estate — commercial	19	3	632	124	48
Real estate — residential	5	11	3	25	10
Installment	246	315	242	263	288
Home equity	30	0	19	12	25
All other	98	68	85	46	68

Total recoveries	564	541	1,323	615	685

Total net charge-offs	2,631	2,562	1,719	1,482	1,445

Ending allowance for loan and lease losses	$29,580	$29,718	$29,057	$29,136	$28,060

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED)
Commercial	0.39%	0.21%	0.56%	0.45%	0.37%
Real estate — commercial	0.31%	0.46%	(0.10%)	(0.03%)	0.08%
Real estate — residential	0.18%	0.02%	0.02%	0.02%	0.03%
Installment	0.78%	0.75%	0.76%	0.53%	0.74%
Home equity	0.77%	1.04%	0.43%	0.29%	0.21%
All other	0.64%	0.92%	0.48%	0.62%	0.44%

Total net charge-offs	0.40%	0.40%	0.26%	0.23%	0.23%

COMPONENTS OF NONPERFORMING LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS
Nonaccrual loans
Commercial	$5,447	$3,952	$2,677	$3,782	$6,812
Real estate — commercial	3,592	4,415	5,965	5,343	4,140
Real estate — residential	4,461	4,529	3,063	2,147	1,694
Installment	438	544	734	745	681
Home equity	866	1,221	1,662	1,117	1,048
All other	8	30	12	8	21

Total nonaccrual loans	14,812	14,691	14,113	13,142	14,396
Restructured loans	554	562	567	574	581

Total nonperforming loans	15,366	15,253	14,680	13,716	14,977
Other real estate owned (OREO)	3,763	2,368	2,636	3,124	2,023

Total nonperforming assets	19,129	17,621	17,316	16,840	17,000
Accruing loans past due 90 days or more	245	372	313	222	165

Total underperforming assets	$19,374	$17,993	$17,629	$17,062	$17,165

Total classified assets	$54,511	$55,302	$49,372	$53,997	$49,263

CREDIT QUALITY RATIOS
Allowance for loan and lease losses to
Nonaccrual loans	199.70%	202.29%	205.89%	221.70%	194.92%
Nonperforming loans	192.50%	194.83%	197.94%	212.42%	187.35%
Total ending loans	1.11%	1.14%	1.12%	1.12%	1.10%
Nonperforming loans to total loans	0.57%	0.58%	0.56%	0.53%	0.59%
Nonperforming assets to
Ending loans, plus OREO	0.71%	0.67%	0.67%	0.65%	0.67%
Total assets	0.55%	0.53%	0.51%	0.51%	0.52%

FIRST FINANCIAL BANCORP.
CAPITAL ADEQUACY
(Dollars in thousands)
(Unaudited)

						Six months ended,
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Jun. 30,	Jun. 30,
	2008	2008	2007	2007	2007	2008	2007
PER COMMON SHARE
Market Price
High	$13.88	$13.81	$13.89	$15.12	$15.72	$13.88	$16.76
Low	$9.20	$10.19	$10.12	$10.76	$14.43	$9.20	$14.43
Close	$9.20	$13.45	$11.40	$12.78	$14.99	$9.20	$14.99

Average shares outstanding — basic	37,114,451	37,066,754	37,370,618	38,383,228	38,965,409	37,090,603	39,042,827
Average shares outstanding — diluted	37,524,789	37,431,918	37,370,650	38,383,228	38,967,061	37,478,353	39,050,919
Ending shares outstanding	37,483,384	37,488,229	37,367,808	37,405,433	38,883,083	37,483,384	38,883,083

REGULATORY CAPITAL	Preliminary					Preliminary
Tier 1 Capital	$274,372	$272,614	$274,046	$269,961	$295,996	$274,372	$295,996
Tier 1 Ratio	9.99%	10.20%	10.29%	10.18%	11.13%	9.99%	11.13%
Total Capital	$303,952	$302,332	$303,103	$299,097	$324,056	$303,952	$324,056
Total Capital Ratio	11.06%	11.31%	11.38%	11.27%	12.18%	11.06%	12.18%
Total Capital in excess of minimum requirement	$84,147	$88,553	$90,062	$86,857	$111,263	$84,147	$111,263
Total Risk-Adjusted Assets	$2,747,559	$2,672,242	$2,663,007	$2,652,999	$2,659,915	$2,747,559	$2,659,915
Leverage Ratio	8.21%	8.32%	8.26%	8.21%	9.04%	8.29%	9.04%

OTHER CAPITAL RATIOS
Ending shareholders’ equity to ending assets	7.96%	8.36%	8.21%	8.16%	8.53%	7.96%	8.53%
Ending tangible shareholders’ equity to ending tangible assets	7.18%	7.55%	7.41%	7.35%	7.71%	7.18%	7.71%
Average shareholders’ equity to average assets	8.29%	8.39%	8.27%	8.34%	8.58%	8.34%	8.63%
Average tangible shareholders’ equity to average tangible assets	7.50%	7.58%	7.47%	7.53%	7.76%	7.54%	7.81%

REPURCHASE PROGRAM (1)
Shares repurchased	0	0	34,300	1,469,700	252,000	0	496,000
Average share repurchase price	$0.00	$0.00	$13.52	$13.00	$15.07	$0.00	$15.58
Total cost of shares repurchased	$0	$0	$464	$19,105	$3,797	$0	$7,728,288

(1)	Represents share repurchases as part of publicly announced plans.